EXHIBIT 99.1

Hi-Tech Pharmacal Reports First Fiscal Quarter Results

AMITYVILLE, N.Y. - September 8, 2008 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the Company’s fiscal first quarter ended July 31, 2008.

Quarterly Results
Net sales for the three months ended July 31, 2008 were $15,792,000 an increase of $5,594,000 compared to the net sales of $10,098,000, for the three months ended July 31, 2007.

Net sales for generic pharmaceuticals and prescription brand products for the three months ended July 31, 2008 were $12,529,000, an increase of $4,502,000 or 56%, compared to the sales of $8,027,000 for the respective fiscal 2008 period. The increase was due to new product launches in recent quarters including Ciclopirox topical solution, Fluticasone proprionate nasal spray, Hydrocodone Bitartrate and Homatropine Methylbromide syrup, Oflaxacin Otic solution, and Calcipotriene solution. Also contributing to the increase was Midlothian Laboratories, acquired in December, 2007, which contributed $1,404,000 to sales. The prior period included $699,000 in sales of Naprelan® as part of the divestiture of that product.

Net sales for the Health Care Products division, which markets the Company’s OTC branded products, were $1,859,000, a decrease of $212,000 compared to $2,071,000 reported for the same period last year. The 10% decrease was primarily due to a decrease in sales of Diabetic Tussin® which were partially offset by sales of the newly launched Zostrix® Neuropathy cream and Nasal Ease®.

Cost of sales increased to $9,835,000 or 62% of net sales, for the three months ended July 31, 2008 from $8,033,000, or 80% of net sales, for the three months ended July 31, 2007. The decrease as a percentage of sales is due to increased unit sales of higher margin products including newly launched products. The prior period also included some sales of Naprelan® at cost, which lowered the gross margin.

Research and product development costs for the three months ended July 31, 2008 increased to $1,845,000, or 12% of net sales compared to $1,324,000 or 13% of net sales for the same period ended July 31, 2007. The increase was due to investments in externally developed projects.

Selling, general and administrative expense increased to $5,932,000 from $5,618,000 for the three months ended July 31, 2008 and 2007, respectively. This increase was the result of costs related to Midlothian Laboratories, acquired in December 2007, and the amortization of the intangible assets of that division.

Interest income and other includes a $3,500,000 gain on the sale of an unapproved cough and cold product which the Company divested in July.

For the three months ended July 31, 2008, the Company recorded net income of $1,500,000 or $0.13 per diluted share compared to a net loss of $2,878,000 or $0.25 per diluted share in the same period in the prior year.

Hi-Tech currently has 12 products awaiting approval at the FDA, targeting brand and generic sales of over $0.5 billion. In addition, Hi-Tech has 20 products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

David Seltzer, President and CEO, commented on the results “We are pleased with the strong sales increase we showed in what is traditionally one of our weaker quarters. Additionally, we are excited about the upcoming launch of Dorzolamide with Timolol ophthalmic solution that we have planned for October.”

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Three Months Ended

	7/31/2008	7/31/2007
Net sales	$15,792,000	$10,098,000
Cost of goods sold	9,835,000	8,033,000

Gross profit	5,957,000	2,065,000

Selling, general and administrative expenses	5,932,000	5,618,000
Research and product development costs	1,845,000	1,324,000
Interest expense	4,000	4,000
Interest (income) and other	(3,600,000)	(340,000)
Total	$4,181,000	$6, 606,000

Income (loss) before income taxes	1,776,000	(4,541,000)
Provision for (benefit from) income taxes	276,000	(1,663,000)

Net Income (loss)	$1,500,000	$(2,878,000)

Basic earnings (loss) per share	$0.13	$(0. 25)

Diluted earnings (loss) per share	$0.13	$(0. 25)

Weighted average common shares outstanding - basic	11,402,000	11,424,000

Effect of potential common shares	532,000

Weighted average common shares outstanding - diluted	11,934,000	11,424,000